Exhibit 10.3

THIS SPONSOR SERVICES AGREEMENT, dated as of January 26, 2005 (this “Agreement”), among Celanese Corporation, a Delaware corporation (formerly known as Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.) (the “Company”), Celanese Holdings LLC, a Delaware limited liability company (formerly known as BCP Crystal Holdings Ltd. 2 ) (“Holdco Sub”), and Blackstone Management Partners IV L.L.C., a Delaware limited liability company (“BMP”), amends and restates the Transaction and Monitoring Fee Agreement, dated as of April 6, 2004, among the Company, Holdco Sub and BMP (the “Original Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Original Agreement.

BACKGROUND

1.             BMP has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company and its business.

2.             The Company, Holdco Sub and their respective subsidiaries have availed themselves, for the term of the Original Agreement, of BMP’s expertise in providing monitoring, advisory and consulting services in relation to the affairs of the Company, Holdco Sub and their respective subsidiaries (including in connection with the initial public offering of common stock of the Company), which the Company and Holdco Sub believe have been beneficial to them and their subsidiaries.  Nonetheless, the Company and BMP wish to terminate the Services (as defined in the Original Agreement) and the Company’s and Holdco Sub’s preexisting payment obligations with respect to the Services as provided in the Original Agreement in consideration of the payment of the fee described below.

3.             The Company, Holdco Sub and their respective subsidiaries desire to have the opportunity to avail themselves of certain services of BMP in the future.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1.   Termination of Services Under Original Agreement

In payment for and in consideration of the termination of the provisions of the Original Agreement relating to the Services and for any remaining Monitoring Fees payable by Holdco Sub and the Company under the Original Agreement, the Company or Holdco Sub shall pay or cause to be paid to BMP a portion of the Lump Sum Fee equal to $35 million, which shall be payable in cash on the date hereof to the bank account designated by BMP and shall not be refundable under any circumstances.   The payment by the Company or Holdco Sub (or one or more of their subsidiaries) to BMP of such specified amount shall satisfy all obligations of the Company and Holdco Sub under the Original Agreement with respect to the Lump Sum Fee.  The parties anticipate that Holdco Sub will pay or cause to be paid such specified amount.

SECTION 2.   Right of First Refusal to Provide Services; Certain Fees.

(a) If the Company or any of its subsidiaries determines that it is advisable for the Company or such subsidiary to hire a financial advisor, consultant, investment banker or any similar advisor in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, it will notify BMP of such determination in writing.  Promptly thereafter, upon the request of BMP, the parties will negotiate in good faith to agree upon appropriate services, compensation and indemnification for the Company or such subsidiary to hire BMP or one of its affiliates for such services.  The Company and its subsidiaries may not hire any person, other than BMP or one of its affiliates, to perform any such services unless all of the following conditions have been satisfied: (i) the parties are unable to agree upon the terms of the engagement of BMP or its affiliate to render such services after 30 days following receipt by BMP of such written notice, (ii) such other person has a reputation that is at least equal to the reputation of BMP in respect of such services, (iii) ten business days have elapsed after the Company or such subsidiary provides a written notice to BMP of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided, (iv) the compensation to be paid is not more than BMP or its affiliate was willing to accept in the negotiations described above and (v) the indemnification to be provided is not more favorable to such other person than the indemnification that BMP or its affiliate was willing to accept in the negotiations described above.

(b)   In the absence of an express agreement regarding compensation for services performed by BMP or any of its affiliates in connection with any acquisition, divestiture, refinancing, recapitalization or similar transaction by the Company or any of its subsidiaries, BMP shall be entitled to receive upon consummation of (i) any such acquisition, disposition or recapitalization, a fee equal to (x) 1% of the aggregate enterprise value of the acquired, divested or recapitalized entity (calculated, on a consolidated basis for such entity, as the sum of (1) the market value of its common equity (or the fair market value thereof if not publicly traded), (2) the value of its preferred stock (at liquidation value), (3) the book value of its minority interests and (4) its aggregate long- and short-term debt, less its cash and cash equivalents), or (y) if such transaction is structured as an asset purchase or sale, 1% of the consideration paid for or received in respect of the assets acquired or disposed of and (ii) any such refinancing, a fee equal to 1% of the aggregate value of the securities subject to such refinancing.

(c)   In addition, if mutually agreed between the Company and BMP, the Company may engage BMP to provide, by and through itself, its affiliates and such of their respective officers, employees, representatives and third parties as BMP in its sole discretion may designate from time to time, monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (i) advice regarding the structure, distribution and timing of debt and equity offerings and advice regarding relationships with the Company’s and its subsidiaries’ lenders and bankers, (ii) advice regarding the strategy of the Company and its subsidiaries, (iii) general advice regarding dispositions and/or acquisitions and (iv) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company, provided that BMP shall have no obligation to provide any services to the Company absent agreement between the Company and BMP with respect to the scope of services to be provided, the consideration to be paid therefor and other terms of such engagement.

SECTION 3.   Reimbursements.  In addition to the fees payable pursuant to this Agreement, the Company will pay, or cause to be paid, directly, or reimburse BMP and each of its affiliates for, their respective Out-of-Pocket Expenses (as defined below).  For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable out-of-pocket costs and expenses incurred by BMP and its affiliates (i) in connection with the Services provided under the Original Agreement and any services provided under this Agreement (including prior to the date hereof or the date of the Original Agreement) or (ii) in order to make Securities and Exchange Commission and other legally required filings relating to the ownership of capital stock of the Company or its successor by BMP or its affiliates, or otherwise incurred by BMP or its affiliates from time to time in the future in connection with the ownership or subsequent sale or transfer by BMP or its affiliates of capital stock of the Company or its successor, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by BMP or any of its affiliates, (b) costs of any outside services or independent contractors such as couriers, business publications, on-line financial services or similar services, retained or used by BMP or any of its affiliates and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with BMP’s or its affiliates’ ordinary operations.  All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds promptly upon or as soon as practicable following request for payment or reimbursement in accordance with this Agreement, to the bank account indicated to the Company by the relevant payee.

SECTION 4.   Indemnification.

The Company will indemnify and hold harmless BMP, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services provided under the Original Agreement or any services contemplated by this Agreement or the engagement of BMP pursuant to, and the performance by BMP of the Services provided under the Original Agreement or any services contemplated by this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company.  The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.  The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.  The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

SECTION 5.   Accuracy of Information.  The Company shall furnish or cause to be furnished to BMP such information as BMP believes reasonably appropriate to rendering the services contemplated by this Agreement and to comply with the Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by BMP or its affiliates of equity securities of the Company (all such information so furnished, the “Information”).  The Company recognizes and confirms that BMP (a) has used and relied, and will continue to use and rely, primarily on the Information and on information available from generally recognized public sources in performing the Services and any services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

SECTION 6.   Effectiveness.  This Agreement will become effective as of the date BMP receives payment of the payment referred to in Section 1.

SECTION 7.   Term.  Except as otherwise provided herein, this Agreement will continue in effect until the “Termination Date,” which is the earlier of (i) the date on which BMP and its affiliates (in the aggregate) own less than 10% of the equity of the Company then outstanding, and (ii) such earlier date as the Company and BMP may mutually agree upon; provided that, (x) the occurrence of the Termination Date will not affect the obligations of Holdco Sub and the Company to pay any amounts accrued but not yet paid as of such date, (y) Section 3 will remain in effect after the Termination Date with respect to Out-of-Pocket Expenses which were incurred prior to or within a reasonable period of time after the Termination Date, but have not been paid to BMP in accordance with Section 3; and (z) the provisions of Sections 4, 5 and 7 will survive after the Termination Date.

SECTION 8.   Permissible Activities.  Subject to applicable law, nothing herein will in any way preclude BMP or its affiliates (other than the Company or its subsidiaries and their respective employees) or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

SECTION 9.   Miscellaneous.

(a)           No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto.  Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given.  The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b)           Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to BMP:

c/o The Blackstone Group L.P.

345 Park Avenue

31st Floor

New York, New York  10154

Attention:  Benjamin J. Jenkins

Facsimile:  (212) 583-5257

if to the Company or Holdco Sub:

Celanese Corporation

1601 West LBJ Freeway

Dallas, Texas 75234-6034

Attention:              Secretary

Facsimile:               (972) 332-9022

With a copy to:

Celanese Corporation

550 U.S. Highway 202/206

Bedminster, New Jersey 07921-1590

Attention:              Senior SEC Counsel

Facsimile:               (908) 901-4808

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.

(c)           This Agreement (and, to the extent referenced herein, the Original Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto; provided, however, that this Agreement does not supersede any existing agreements relating to the types of services, contemplated by Section 2(b) of the Original Agreement.

(d)           This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

(e)           Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of BMP.  Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement.  The parties acknowledge and agree that BMP and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Section 4 of this Agreement.

(f)            This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(g)           Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sponsor Services Agreement as of the date first written above.

CELANESE CORPORATION

By:	/s/ David N. Weidman
Name: David N. Weidman
Title: Chief Executive Officer and President

CELANESE HOLDINGS LLC

By:	/s/ Corliss J. Nelson
Name: Corliss J. Nelson
Title: Chief Financial Officer

BLACKSTONE MANAGEMENT PARTNERS IV L.L.C.

By:	/s/ Peter G. Peterson
Name: Peter G. Peterson
Title: Founding Member

By:	/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman
Title: Founding Member